Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Reports
 Record Quarterly Results

- GAAP earnings of $0.60 per share
- Dividend increased for the 23rd consecutive year

                        SYRACUSE, N.Y. — October 22, 2015 — Community Bank System, Inc. (NYSE: CBU) reported third quarter 2015 net income of $25.0 million, an increase of 11.9% compared with $22.4 million earned in the third quarter of 2014.  Diluted earnings per share totaled $0.60 for the third quarter of 2015, a six cent per share improvement over the $0.54 per share reported in the third quarter of 2014, and included $0.6 million of acquisition expenses, or one cent per share.  The third quarter of 2014’s results included a $2.8 million litigation settlement charge, or five cents per share.  2015 year-to-date net income of $71.2 million, or $1.72 per share, was 4.3% above the first nine months of 2014, and included $1.3 million of acquisition expenses, or two cents per share.

“Our record quarterly operating results were driven by productive earning-asset growth, a continuation of exceptional credit quality, and disciplined expense management,” said President and Chief Executive Officer Mark E. Tryniski.  “After a very slow start to our lending activity in the first quarter of 2015, we have been able to generate solid volume growth in our second and third quarters.  During the first quarter we announced the signing of a definitive agreement to acquire Oneida Financial Corp., which will further extend and strengthen our Central New York service area by expanding our market presence in the Syracuse and Utica-Rome metropolitan areas.  This transaction also adds to our product and service offerings in insurance, benefits and wealth management, while combining two organizations with similar cultures and the same history of exceptional service to our customers and our communities.  We continue to expect to receive the various required regulatory approvals in the fourth quarter.”

Total revenue for the third quarter of 2015 was $93.7 million, an increase of $1.3 million, or 1.4%, over the prior year quarter.  The higher revenue was generated as a result of a 6.9% increase in average earning assets and continued growth in noninterest income, which more than offset a 24 basis-point reduction in net interest margin from the prior year quarter.  Third quarter net interest income was $62.4 million, an increase of $1.0 million, or 1.6%, compared to the third quarter of 2014.  Modestly lower funding costs were offset by a 25-basis point decline in earning asset yields, the result of lower blended interest rates on loans and investment securities.  While average loan balances grew $106.8 million, or 2.6%, average loan yields declined eight basis points year-over-year, resulting in a $0.2 million increase in quarterly loan interest income.  Investment income was $0.8 million higher than the third quarter of 2014, as average investment securities (including cash equivalents) increased by $350.9 million, and the yield declined 43 basis points, principally the result of the decision to pre-invest the expected net liquidity from the pending Oneida Financial transaction.  Wealth management and employee benefit services increased $0.5 million, or 3.3%, compared to third quarter of 2014.  Customer and product expansion continued in 2015 and drove the higher revenue generation.  Revenues from mortgage banking and other services increased $0.2 million from the third quarter of 2014, and included the Company’s annual dividend from certain pooled retail insurance programs of $0.7 million, or just over one cent per share.  Quarterly deposit service fees declined $0.4 million year-over-year, as higher card-related revenues were more than offset by the continuing trend of lower fees from account overdraft protection programs.

Third quarter 2015 operating expenses of $56.1 million declined $2.7 million versus the third quarter of 2014.  The third quarter of 2015 included $0.6 million of acquisition expenses, and the third quarter of 2014 included a $2.8 million litigation settlement charge.  Excluding those two items, core operating expenses declined $0.5 million year-over-year.  Salaries and employee benefits increased $0.2 million, or 0.8%.  All other expenses, excluding acquisition expenses and the litigation settlement charge, declined 2.9% and reflected stable occupancy and equipment costs, lower intangible amortization and lower other operating expenses compared to the third quarter of 2014.

The third quarter 2015 provision for loan losses of $1.9 million was $0.2 million higher than the third quarter of 2014, and reflected net charge-offs of $1.6 million and loan growth of $49.9 million during the quarter.  The Company’s effective tax rate for the third quarter of 2015 was 30.0%, comparable to the 29.9% rate in the third quarter of 2014.

Financial Position

Average earning assets of $7.12 billion for the third quarter of 2015 were up $457.7 million from the third quarter of 2014, and were $260.8 million higher than the second quarter of 2015.  Compared to the prior year, total average earning asset balances included growth of $106.8 million in average loan balances, while average investment securities and interest-earning cash balances increased by $350.9 million, predominantly from incremental investment purchases related to the anticipated net liquidity from the pending Oneida Financial acquisition.  Average deposit balances grew $149.7 million, or 2.5%, compared to the third quarter of 2014.  Average borrowings in the third quarter of 2015 of $676.0 million were $248.9 million higher than the prior year quarter, also reflective of the early liquidity investment decision related to the pending Oneida Financial transaction.

Ending loans at September 30, 2015 increased $96.3 million, or 2.3% year-over-year, reflecting productive organic growth in each of the Company’s lending portfolios, and was generally consistent with market demand characteristics.  Investment securities totaled $2.9 billion at September 30, 2015, up $411.0 million from the end of September 2014.

Shareholders’ equity of $1.0 billion at September 30, 2015 was $79.5 million, or 8.2%, higher than the prior year quarter-end, primarily due to strong earnings generation and capital retention over the last four quarters, and an increase in the market value adjustment of the securities portfolio.  The Company’s net tangible equity to net tangible assets ratio was 9.14% at September 30, 2015, up from 8.57% at September 30, 2014.  The Company’s Tier 1 leverage ratio rose to 10.09% for the current quarter, up 30 basis points from the third quarter of 2014.

As previously announced, in December 2014 the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.0 million shares of the Company’s common stock during a twelve-month period starting January 1, 2015.  Such repurchases may be made at the discretion of the Company’s senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  The Company repurchased 265,230 shares of its common stock in the first quarter of 2015.  No additional shares were repurchased in the second or third quarters of this year.

Asset Quality

The Company’s asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $1.6 million for the third quarter, compared to $1.1 million for the third quarter of 2014 and a very low $0.3 million for the second quarter of 2015.  Net charge-offs as an annualized percentage of average loans measured 0.15% in the third quarter of 2015, compared to 0.10% in the prior year third quarter and 0.03% in the second quarter of 2015.  Nonperforming loans as a percentage of total loans at September 30, 2015 were 0.58%, slightly more than 0.57% at September 30, 2014.  The total loan delinquency ratio of 1.19% at the end of the third quarter was down 13 basis points from the end of the third quarter of 2014.  The third quarter provision for loan losses of $1.9 million was $0.2 million, or 9.1%, higher than the third quarter of 2014, due primarily to higher levels of net charge-offs.  The allowance for loan losses to nonperforming loans was 181% at September 30, 2015, comparable with the 189% and 197% levels at the end of the third quarter of 2014 and the second quarter of 2015, respectively.

Dividend Increase

In August the Company declared a quarterly cash dividend of $0.31 per share on its common stock, marking its 23rd consecutive year of dividend increases.  President and Chief Executive Officer, Mark E. Tryniski, commented, “The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long-term returns to our shareholders.  The increase reflects the continued strength of both our current operating performance and capital position.”  The one cent increase in the Company’s quarterly cash dividend over the same quarter of last year, or 3.3% higher, represents an annualized yield of 3.2% based on its’ closing price of $39.23 on October 20, 2015.

Oneida Financial Corp

In February 2015, the Company announced the signing of a definitive agreement to acquire Oneida Financial Corp., the parent company of Oneida Savings Bank, for approximately $142 million in Community Bank System, Inc. stock and cash, or $20.00 per share.  Under the terms of the agreement, shareholders of Oneida Financial Corp. can elect to receive either 0.5635 shares of Community Bank System, Inc. common stock or $20.00 in cash for each share of Oneida Financial Corp. common stock they hold, subject to an overall 60% stock and 40% cash split.  The merger agreement has been unanimously approved by the board of directors of both companies, and the Oneida shareholders.  The Company expects the transaction to be immediately accretive excluding merger-related costs.  The Company continues to expect to receive the various required regulatory approvals for the transaction in the fourth quarter of 2015.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today (Thursday, October 22nd) to discuss third quarter results.  The conference call can be accessed at 888-430-8709 (1-719-457-2697 if outside United States and Canada) using the conference ID code 150086.  Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/10820.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 190 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $8.0 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Earnings
Loan income	$47,040	$46,883	$138,422	$138,649
Investment income	18,244	17,404	53,196	52,986
Total interest income	65,284	64,287	191,618	191,635
Interest expense	2,921	2,893	8,187	8,963
Net interest income	62,363	61,394	183,431	182,672
Provision for loan losses	1,906	1,747	3,120	4,647
Net interest income after provision for loan losses	60,457	59,647	180,311	178,025
Deposit service fees	13,459	13,833	39,142	39,260
Revenues from mortgage banking and other banking services	2,045	1,867	3,899	4,665
Wealth management services	4,552	4,617	13,383	13,529
Employee benefit services	11,330	10,755	33,727	31,638
Total noninterest income	31,386	31,072	90,151	89,092
Salaries and employee benefits	31,179	30,941	93,218	92,090
Occupancy and equipment	6,652	6,617	20,891	21,224
Amortization of intangible assets	843	1,051	2,642	3,293
Litigation settlement	0	2,800	0	2,800
Acquisition expenses	562	0	1,318	123
Other	16,843	17,402	50,006	50,366
Total operating expenses	56,079	58,811	168,075	169,896
Income before income taxes	35,764	31,908	102,387	97,221
Income taxes	10,742	9,537	31,228	29,001
Net income	$25,022	$22,371	$71,159	$68,220
Basic earnings per share	$0.61	$0.55	$1.74	$1.67
Diluted earnings per share	$0.60	$0.54	$1.72	$1.65

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015			2014
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$47,040	$45,791	$45,591	$46,878	$46,883
Investment income	18,244	18,089	16,863	17,707	17,404
Total interest income	65,284	63,880	62,454	64,585	64,287
Interest expense	2,921	2,652	2,614	2,829	2,893
Net interest income	62,363	61,228	59,840	61,756	61,394
Provision for loan losses	1,906	591	623	2,531	1,747
Net interest income after provision for loan losses	60,457	60,637	59,217	59,225	59,647
Deposit service fees	13,459	13,213	12,470	13,496	13,833
Revenues from mortgage banking and other banking services	2,045	799	1,055	1,149	1,867
Wealth management services	4,552	4,385	4,446	4,341	4,617
Employee benefit services	11,330	11,322	11,075	10,942	10,755
Total noninterest income	31,386	29,719	29,046	29,928	31,072
Salaries and employee benefits	31,179	31,010	31,029	30,987	30,941
Occupancy and equipment	6,652	6,844	7,395	6,724	6,617
Amortization of intangible assets	843	880	919	994	1,051
Litigation settlement	0	0	0	0	2,800
Acquisition expenses	562	361	395	0	0
Other	16,843	16,953	16,210	17,979	17,402
Total operating expenses	56,079	56,048	55,948	56,684	58,811
Income before income taxes	35,764	34,308	32,315	32,469	31,908
Income taxes	10,742	10,468	10,018	9,336	9,537
Net income	25,022	23,840	22,297	23,133	22,371
Basic earnings per share	$0.61	$0.58	$0.55	$0.57	$0.55
Diluted earnings per share	$0.60	$0.58	$0.54	$0.56	$0.54
Profitability
Return on assets	1.25%	1.25%	1.21%	1.22%	1.19%
Return on equity	9.77%	9.44%	8.97%	9.35%	9.25%
Return on tangible equity(3)	14.82%	14.40%	13.74%	14.57%	14.66%
Noninterest income/operating income (FTE) (1)	32.4%	31.6%	31.6%	31.3%	32.2%
Efficiency ratio (2)	56.4%	58.3%	59.4%	58.3%	57.0%
Components of Net Interest Margin (FTE)
Loan yield	4.40%	4.40%	4.45%	4.43%	4.48%
Cash equivalents yield	0.22%	0.28%	0.20%	0.19%	0.17%
Investment yield	2.94%	3.15%	3.22%	3.43%	3.37%
Earning asset yield	3.81%	3.92%	3.99%	4.06%	4.06%
Interest-bearing deposit rate	0.14%	0.15%	0.16%	0.16%	0.17%
Borrowing rate	0.72%	0.84%	1.01%	0.88%	0.87%
Cost of all interest-bearing funds	0.21%	0.20%	0.21%	0.22%	0.23%
Cost of funds (includes DDA)	0.17%	0.16%	0.17%	0.18%	0.18%
Net interest margin (FTE)	3.65%	3.76%	3.83%	3.89%	3.89%
Fully tax-equivalent adjustment	$3,162	$3,115	$3,085	$3,804	$3,923

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015			2014
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$4,287,062	$4,211,962	$4,190,823	$4,223,653	$4,180,283
Cash equivalents	12,395	11,325	18,080	11,260	8,225
Taxable investment securities	2,187,818	2,031,234	1,845,295	1,830,375	1,834,590
Nontaxable investment securities	635,627	607,585	611,330	622,365	642,114
Total interest-earning assets	7,122,902	6,862,106	6,665,528	6,687,653	6,665,212
Total assets	7,919,966	7,678,719	7,489,179	7,495,814	7,457,409
Interest-bearing deposits	4,739,513	4,777,195	4,704,003	4,689,788	4,671,216
Borrowings	675,958	438,931	327,791	406,610	427,051
Total interest-bearing liabilities	5,415,471	5,216,126	5,031,794	5,096,398	5,098,267
Noninterest-bearing deposits	1,363,022	1,321,738	1,319,499	1,293,760	1,281,626
Shareholders' equity	1,016,448	1,012,470	1,008,394	981,737	959,484
Balance Sheet Data
Cash and cash equivalents	$156,836	$143,047	$150,533	$138,396	$157,500
Investment securities	2,917,263	2,868,050	2,656,424	2,512,974	2,506,242
Loans:
Consumer mortgage	1,621,862	1,608,064	1,605,019	1,613,384	1,598,298
Business lending	1,288,771	1,295,889	1,239,529	1,262,484	1,251,178
Consumer indirect	872,988	837,449	804,300	833,968	841,975
Home equity	345,447	340,578	338,979	342,342	339,121
Consumer direct	184,479	181,623	176,084	184,028	186,672
Total loans	4,313,547	4,263,603	4,163,911	4,236,206	4,217,244
Allowance for loan losses	45,588	45,282	45,005	45,341	45,273
Intangible assets, net	384,525	385,515	386,054	386,973	387,966
Other assets	270,583	293,838	264,122	260,232	278,964
Total assets	7,997,166	7,908,771	7,576,039	7,489,440	7,502,643
Deposits:
Noninterest-bearing	1,357,554	1,337,101	1,316,621	1,324,661	1,279,052
Non-maturity interest-bearing	4,081,796	4,020,192	4,055,976	3,837,603	3,881,249
Time	708,760	729,527	753,950	773,000	807,030
Total deposits	6,148,110	6,086,820	6,126,547	5,935,264	5,967,331
Borrowings	558,100	566,200	195,700	338,000	343,805
Subordinated debt held by unconsolidated subsidiary trusts	102,140	102,134	102,128	102,122	102,115
Accrued interest and other liabilities	143,790	153,278	138,262	126,150	123,868
Total liabilities	6,952,140	6,908,432	6,562,637	6,501,536	6,537,119
Shareholders' equity	1,045,026	1,000,339	1,013,402	987,904	965,524
Total liabilities and shareholders' equity	7,997,166	7,908,771	7,576,039	7,489,440	7,502,643
Capital
Tier 1 leverage ratio	10.09%	10.20%	10.23%	9.96%	9.79%
Tangible equity/net tangible assets (3)	9.14%	8.63%	9.19%	8.92%	8.57%
Diluted weighted average common shares O/S	41,470	41,265	41,247	41,248	41,260
Period end common shares outstanding	41,019	40,877	40,724	40,748	40,707
Cash dividends declared per common share	$0.31	$0.30	$0.30	$0.30	$0.30
Book value	$25.48	$24.47	$24.88	$24.24	$23.72
Tangible book value(3)	$17.05	$15.96	$16.31	$15.63	$15.04
Common stock price (end of period)	$37.17	$37.77	$35.39	$38.13	$33.59

Summary of Financial Data
(Dollars in thousands, except per share data)
	2015			2014
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$23,133	$21,440	$20,984	$20,731	$21,323
Accruing loans 90+ days delinquent	2,076	1,558	1,699	3,106	2,690
Total nonperforming loans	25,209	22,998	22,683	23,837	24,013
Other real estate owned (OREO)	2,531	2,324	1,767	1,855	3,619
Total nonperforming assets	27,740	25,322	24,450	25,692	27,632
Net charge-offs	1,600	314	959	2,462	1,090
Allowance for loan losses/loans outstanding	1.06%	1.06%	1.08%	1.07%	1.07%
Nonperforming loans/loans outstanding	0.58%	0.54%	0.54%	0.56%	0.57%
Allowance for loan losses/nonperforming loans	181%	197%	198%	190%	189%
Net charge-offs/average loans	0.15%	0.03%	0.09%	0.23%	0.10%
Delinquent loans/ending loans	1.19%	1.09%	1.19%	1.46%	1.32%
Loan loss provision/net charge-offs	119%	188%	65%	103%	160%
Nonperforming assets/total assets	0.35%	0.32%	0.32%	0.34%	0.37%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$20,505	$18,558	$18,278	$17,676	$17,313
Accruing loans 90+ days delinquent	1,877	1,463	1,325	2,828	2,545
Total nonperforming loans	22,382	20,021	19,603	20,504	19,858
Other real estate owned (OREO)	1,720	1,518	1,357	1,469	1,794
Total nonperforming assets	24,102	21,539	20,960	21,973	21,652
Net charge-offs	1,473	425	877	2,098	1,088
Allowance for loan losses/loans outstanding	1.10%	1.11%	1.14%	1.14%	1.14%
Nonperforming loans/loans outstanding	0.55%	0.50%	0.50%	0.52%	0.51%
Allowance for loan losses/nonperforming loans	201%	223%	226%	221%	226%
Net charge-offs/average loans	0.14%	0.04%	0.09%	0.21%	0.11%
Delinquent loans/ending loans	1.14%	1.04%	1.11%	1.39%	1.23%
Loan loss provision/net charge-offs	127%	191%	61%	125%	160%
Nonperforming assets/total assets	0.31%	0.28%	0.29%	0.30%	0.30%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments.
(3) Includes deferred tax liabilities (of approximately $38.7 million at 9/30/15) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.